UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 19, 2008

(Date of earliest event reported)

VERIZON COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8606	23-2259884
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 West Street New York, New York	10007
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 395-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 19, 2008, Cellco Partnership doing business as Verizon Wireless (“Verizon Wireless”) entered into a $17.0 billion 364-Day Credit Agreement (the “Credit Agreement”) with Verizon Wireless Capital LLC, as co-borrower, Bank of America, N.A., as administrative agent, and the lenders named therein. The Credit Agreement consists of a single-draw $17.0 billion term loan facility, the borrowing of which is subject to the concurrent closing of the acquisition of Alltel Corporation (the “Acquisition”), absence of a material adverse change in the business of Alltel Corporation and certain other conditions. The loans under the Credit Agreement are available during the period (the “Availability Period”) beginning January 6, 2009 and ending on the earliest of (i) August 31, 2009, (ii) the consummation of the Acquisition and (iii) the termination of the merger agreement relating to the Acquisition. The Credit Agreement provides that the proceeds of the loans under the Credit Agreement will be used to finance (1) the Acquisition, (2) the purchase, repurchase, redemption, acquisition or other retirement or refinancing of any indebtedness, and/or payments in connection with hedging arrangements, of Alltel Corporation and its subsidiaries and/or (3) all other transactions relating to any of the foregoing (including payment of fees and expenses in connection with any of the foregoing). The Credit Agreement requires certain term loan indebtedness of Alltel Corporation to be paid before the proceeds of the loans are applied for other uses, provided that the proceeds may be applied to finance the Acquisition first to the extent the proceeds of the loans exceed the outstanding amount of such term debt. If the loans are not applied for the uses listed above within ten days following the borrowing of the loans, Verizon Wireless must repay the loans in the amount of the unapplied proceeds. The Credit Agreement matures 364 days after the borrowing of the loans. On December 24, 2008, Verizon Wireless reduced the lenders’ commitments under the Credit Agreement to $14.5 billion.

Certain of the lenders under the Credit Agreement and their affiliates have performed commercial banking, investment banking or advisory services for Verizon Wireless and us from time to time for which they have received customary fees and reimbursement of expenses. These lenders and their affiliates may, from time to time, engage in transactions with and perform services for Verizon Wireless and us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, some of the lenders under the Credit Agreement are lenders, and in some cases agents or managers for the lenders, under other debt facilities through which Verizon Wireless and we have obtained funding.

Interest Rate and Fees

The loans under the Credit Agreement will bear interest at a rate equal to, at the option of Verizon Wireless, (i) the base rate (defined as the greater of the rate Bank of America announces publicly as its “prime rate” or the federal funds rate plus 0.50%, subject to a floor of LIBOR plus 1.00%) or (ii) LIBOR, in each case plus a margin to be determined by reference to credit ratings of Verizon Wireless or its unsecured debt issued by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. Initially, borrowings under the Credit Agreement bear interest at a rate equal to the base rate plus 2.00% or LIBOR plus 3.00%. The interest rate on the loans increases in increments of 0.50% on dates specified in the Credit Agreement.

Verizon Wireless will pay duration fees based on the outstanding principal amount of the loans in amounts and on dates specified in the Credit Agreement. In addition, if the borrowing has not occurred on or prior to January 26, 2009, Verizon Wireless will pay a commitment fee on the daily average unused commitment of each lender for the period from and including January 26, 2009 through the last day of the Availability Period. This fee accrues at a rate equal to 0.250% per annum on or prior to April 30, 2009 and 0.375% per annum thereafter.

Prepayments

The Credit Agreement requires Verizon Wireless to reduce unused commitments and prepay the loans with 100% of the net cash proceeds received from specified asset sales, issuances or sales of equity and incurrences of borrowed money indebtedness, subject to certain exceptions.

Covenants and Events of Default

The Credit Agreement contains certain negative covenants, including a negative pledge covenant, a merger or similar transaction covenant and an accounting changes covenant, and affirmative covenants and events of default that are customary for companies maintaining an investment grade credit rating. An event of default may result in the termination of any unused commitments and the acceleration of any outstanding loans under the Credit Agreement. In addition, the Credit Agreement requires Verizon Wireless to maintain a Leverage Ratio (as such term is defined in the Credit Agreement) not in excess of 3.25:1.00.

Recourse

Lenders under the Credit Agreement do not have any recourse to any existing or future partners of Cellco Partnership.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 99 hereto, and is incorporated into this report by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Verizon Communications Inc.
(Registrant)

Date:	December 29, 2008	/s/ Thomas A. Bartlett
Thomas A. Bartlett
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

99	Credit Agreement, dated as of December 19, 2008, among Verizon Wireless and Verizon Wireless Capital LLC, as co-borrowers, Bank of America, N.A., as administrative agent, and the lenders named therein.